Pacific Premier Bancorp

Fourth Quarter 2024 Conference Call

Thursday, January 23, 2025, 12:00 PM ET

CORPORATE PARTICIPANTS
Steve Gardner – Chairman and Chief Executive Officer
Ron Nicolas – Chief Financial Officer

Pacific Premier Bancorp
Thursday, January 23, 2025, 12:00 PM ET

PRESENTATION

Operator
Good day, and welcome to the Pacific Premier Bancorp Fourth Quarter 2024 Earnings Conference Call. All participants will be in listen only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today's presentation, there will be an opportunity to ask questions. To ask a question, you may press star, then one on your telephone keypad. To withdraw your question, please press star, then two. Please note, this event is being recorded.

I would now like to turn the conference over to Steve Gardner, Chairman and CEO. Please go ahead.

Steve Gardner
Great. Thank you, Gary. Good morning, everyone. I appreciate you joining us today. As you are all aware, we released our earnings report for the fourth quarter of 2024 earlier this morning.

We have also published an updated investor presentation with additional information and disclosures on our financial results. If you have not done so already, we encourage you to visit our Investor Relations website to download a copy of the presentation and related materials.

I note that our earnings release and investor presentation include a Safe Harbor statement relative to the forward-looking comments. I encourage each of you to carefully read that statement.

On today's call, I'll walk through some of the notable items related to our fourth quarter performance. Ron Nicolas, our CFO, will also review a few of the details surrounding our financial results, and then we will open up the call to questions.

I want to take a moment to discuss the events currently unfolding here in Southern California. Our hearts go out to everyone affected by the devastating California wildfires, including our colleagues, clients and neighbors in the Los Angeles area. We stand ready to support our communities’ needs during this challenging time and in future rebuilding efforts. As always, we remain committed to serving as both a financial partner and a source of strength for the communities we proudly call home.

In response, Pacific Premier will launch several initiatives in consumer and commercial lending with expanded products and services to support the displaced homeowners and businesses. With these enhanced product offerings, our goal is to create an efficient streamlined process for those affected with the intention to provide the necessary financial support as soon as possible. As restoration efforts begin -- we will be there as a primary capital provider to the builders, contractors and related businesses as part of our Rebuild LA initiatives.

Our teams are continuing to assess the direct and indirect impact of the wildfires on our clients' residences as well as their businesses. Of those clients personally affected by the fires, the preliminary indications are that approximately four loans totaling $8 million have sustained some level of damage. However, of those loans, $5 million reflects a single credit that is well collateralized and secured by multiple properties. We are closely monitoring the ongoing
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situation and corresponding impacts on our clients, and we stand ready to work with those in need over the coming weeks months.
Looking now at the results, our team delivered a solid fourth quarter, closing the year in a strong financial position. We generated earnings per share of $0.35, a return on average assets of 75 basis points and a return on tangible common equity of 7.2%.

Our performance throughout 2024 highlighted the resiliency of our organization and the strength of our relationship-based business model. This success was a testament to the outstanding business development efforts of our entire team, attracting new small business and middle market clients, deepening existing relationships and driving new customers to the bank.

I'll note that, late in fourth quarter, the OCC approved our application to convert from a California chartered bank to a National Banking Association. This change in charter better aligns our West Coast business banking model that is supplemented by our complementary national lines of business. Amidst a more favorable economic outlook, borrower sentiment improved during the quarter, which drove a positive shift in our funding mix, effectively reducing higher cost deposits by $163 million while increasing lower cost transaction deposits by $146 million. These encouraging trends allowed us to reinvest excess liquidity into loans and short-term U.S. Treasuries, enhancing our overall balance sheet position. While the absolute level of short-term rates remains somewhat elevated, we made progress in lowering our funding costs as cost of funds decreased 9 basis points to 1.88% and our spot deposit costs at year end declined 8 basis points to 1.72%.

Overall, our cost of deposits remains low on a relative basis when compared to our peers. As such, we will take a balanced approach toward funding loan growth while driving pricing down further, all of which will likely be impacted by the timing and magnitude of potential Fed moves.

With the Federal Reserve having initiated interest rate cuts in September, coupled with the resolution of pre-election uncertainty, we observed growing optimism among our clients about the future. These positive trends provide us with renewed confidence for stronger organic originations in commercial and business loans as well as high-quality opportunities in construction, multifamily and CRE.

Our loan portfolio increased slightly during the quarter, driven by increased C&I and consumer loans. During the fourth quarter, new origination activity accelerated with new loan commitments totaling $316 million, our highest level since the third quarter of 2022.

As our loan pipelines ramp up and our teams build on the momentum established in the fourth quarter, we will continue to complement organic loan growth with strategic loan purchases in participations in lines of business where we have established expertise.

The C&I loans we acquired are predominantly comprised of investment-grade credits and not leveraged loans. We may modestly add to this portfolio to supplement existing originations, but expect them to make up a relatively small portion of our overall loan production in the coming quarters.

Prudent risk management continues to remain a priority, demonstrated by our robust capital ratios, which increased from September 30th. Our tangible common equity ratio, tier 1 common equity and total risk-based capital ratio increased to 11.92%, 17.05% and 20.28%, respectively,
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at year end. On a year-over-year basis, our total risk-based capital ratio increased nearly 300 basis points, and all our capital ratios continue to rank near the top of the KBW Regional Banking Index. As we move into 2025, our strong momentum and robust capital levels position us well to adopt a more constructive approach in driving new business through loan and deposit growth.

Customer deposit trends during the quarter were positive, as we saw an increase in lower cost deposits. We are cautiously optimistic that increased business and commercial real estate activity will lead to additional deposit growth as we move through the year. Looking ahead, our team of bankers are laser focused on expanding both new and existing loan and deposit relationships, enabling us to pursue attractive risk adjusted opportunities to drive higher levels of net interest income and increased earnings power. As of December 31st, our loan-to-deposit ratio was 83.3%, providing us with ample liquidity to fund our growth objectives.

Regarding pricing, we will remain disciplined, but our ability to make immediate adjustments will be somewhat dependent on how the interest rate outlook unfolds. Ron will provide additional detail in his comments regarding our forward assumptions within our full year guidance.

Our longstanding philosophy emphasizes that franchise value is built through deep client relationships, as evidenced by our strong deposit base. It is important to note that our average client relationship has a tenure of over 13 years.

As I discussed during our last call, we saw the benefit from the strategic actions we took during the summer to positively impact loan production. We have improved our competitive position in the market, which has translated into a nice pickup in new loan activity that carried an attractive weighted average rate on new originations of 6.92%. The team is successfully managing existing portfolio balances ahead of scheduled loan maturities and interest rate resets. As a result, we saw $95 million in multifamily production for existing customers.

Having moved past key factors that previously fueled broader uncertainty, we anticipate expanding our loan production efforts consistent with our ability to attract low-cost deposits. In the coming quarters, we expect organic originations to meet or exceed the level of prepayments and payoffs.

Asset quality results remained strong as non-performing loans decreased $11 million to $28 million and total delinquencies fell to $2.6 million or 0.02% of loans. These favorable asset quality results represent our effective approach to credit risk management, demonstrated throughout our history, and will continue to benefit us and our stakeholders.

With that, I'll turn the call over to Ron to provide a few more details on our fourth quarter financial results.

Ron Nicolas
Thanks, Steve, and good morning. For comparison purposes, my comments today are on a linked quarter basis unless otherwise noted.

Let's begin with the quarter's results. For the fourth quarter, we recorded net income of $33.9 million or $0.35 per share. We had total revenue of $144.5 million, and non-interest expense was $100.7 million, which translated to an efficiency ratio of 67.8% and pre provision net
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Thursday, January 23, 2025, 12:00 PM ET

revenue of $43.8 million. The quarter's results were influenced by the sizable churn of the loan portfolio, which saw significant runoff early in the quarter, offset comparatively by stronger organic loan originations and supplemented by loan purchases in the back half of the quarter.

Taking a closer look at the income statement, net interest income of $124.5 million came in at the high end of our third quarter guidance as growth in non-maturity deposits resulted in a favorable funding mix shift and lower average funding costs. Our net interest margin narrowed 14 basis points to 3.02% as average earning asset yields declined to 4.74% due to lower swap income, lower rates on floating rate earning assets and paydowns and payoffs of higher yielding loans, partially offset by lower cost of funds, which decreased 9 basis points to 1.88%. Our cost of deposits decreased to 1.79%, and average non maturity deposit costs were flat at 1.28% with the spot cost of non-maturity deposits decreasing to 1.24%.

Our SOFR-based swap portfolio contributed 10 basis points to the net interest margin, and we have $300 million remaining of notional swaps that mature during the first half of 2026. With our current rate expectations for two Fed rate cuts in 2025, we anticipate approximately $2 million to $3 million of swap income for the first quarter.

Average loan yields decreased to 5.13% due to lower rates on floating rate loans and combined prepayments carrying an average coupon rate of 7.23%. While we fully offset the elevated level of prepayments with new organic originations at an average rate of 6.92% and loan purchases that carried an average rate of 6.54%, the fundings occurred later in the quarter. This dynamic, along with the immediate repricing of floating rate loans and swaps, had a pronounced effect on the fourth quarter average loan yields.

It's important to note that the fourth quarter total end of period weighted average interest rate on loans, excluding fees, discounts and swaps, decreased only 4 basis points to 4.78%. As highlighted in our investor presentation, we anticipate one 25 basis point rate cut in March and one 25 basis point cut in September and expect full year net interest income to be in the $500 million to $525 million range.

Noninterest income increased to $20 million as a result of higher investment income of $1.1 million. For the full year 2025, we expect our total noninterest income to be in the range of $80 million to $85 million. Noninterest expense decreased $1 million to $100.7 million, attributable to a $3 million decrease in compensation expense as well as lower facilities and deposit costs, partially offset by $4.1 million in higher legal and professional services.

From a staffing perspective, we ended the quarter relatively flat with a headcount of 1,325 compared with 1,328 as of September 30th.

Our expectations for full year 2025 are for noninterest expense to be in the range of $405 million to $415 million as we continue to diligently manage our operating expense.

We had a provision recapture of $814,000 compared to $486,000 of provision expense in the prior quarter commensurate with our loan portfolio mix shift and our current asset quality profile. As Steve noted, asset quality continues to trend favorably as we proactively manage our credit risk.

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Thursday, January 23, 2025, 12:00 PM ET

Turning now to the balance sheet, we finished the quarter at $17.9 billion in total assets, consistent with the level at September 30th as we deployed excess cash into loans and AFS securities. Total loans held for investment were flat from the prior quarter at $12 billion as increases in C&I and single-family residential loans offset reductions in CRE, multifamily and construction loan balances.

During the fourth quarter, new origination activity increased as new loan commitments totaled $316 million and fundings totaled $193.8 million. In addition to organic loan growth, we purchased $401.3 million of investment grade C&I loans and $116.3 million of single-family residential loans. Our C&I lines of credit outstanding as of December 31st were $536.8 million, and the utilization rate was 33.5% compared with $743.1 million outstanding and a utilization rate of 40.1% at September 30th. I'll note the elevated level of prepayments and decreased line utilization seen in the fourth quarter was impacted by the planned exit of the large commercial relationship in early October.

Looking ahead, our loan pipelines are building, and we anticipate low to mid-single digit loan growth in 2025. As Steve noted, we will continue to supplement organic loan originations with loan purchases to meet and exceed runoff.

Total deposits were $14.5 billion, a decrease of $17.2 million from the prior quarter. Non-maturity deposits increased $145.8 million to $12.4 billion, and the level of non-maturity deposits increased to 85.4% of total deposits with noninterest bearing deposits remaining steady at 32%. The growth in non-maturity deposits coupled with a deliberate reduction in higher cost time deposits resulted in an overall cost of deposits of 1.79%. We saw our cash position trend more toward our historical levels, ending the quarter at $610.6 million. The remix of our balance sheet reflects the stability in our deposit base, and moving forward, we anticipate our cash position will remain at this lower level.

The securities portfolio increased $365.1 million to $3.5 billion, and the average yield on our investment portfolio was 3.65%. During the quarter, we purchased $705 million of AFS securities, consisting almost entirely of short-term treasuries with a weighted average yield of 4.13%. From a liquidity perspective, we entered 2025 in a strong position with $610.6 million of cash on hand, a loan to deposit ratio of 83%, $9 billion of total available unused borrowing capacity and $1.1 billion of scheduled cash flow coming back from our investment portfolio.

The combination of solid earnings, stable overall balance sheet size and a favorable loan mix shift strengthened our capital ratios with all ratios increasing over the prior quarter. Our tangible common equity ratio increased 9 basis points to 11.92%, and our tangible book value per share increased $0.75 year-over-year to $20.97.

Lastly, from an asset quality standpoint, we continued to see improvement overall in our asset quality numbers as nonperforming loans decreased $11.1 million to $28 million or 0.23% of loans. Total delinquency decreased 6 basis points to 0.02%, and classified loans decreased 12 basis points to 0.88% of total loans. Our ACL balance and ACL coverage ratio remained at healthy levels, totaling $178.2 million, and our coverage ratio came in at 1.48% compared to 1.45% at December 31, 2023. Our total loss absorption, which includes the fair value discount on loans acquired through acquisitions, finished the quarter at 1.75%.

With that, I'll turn the call back to Steve.
Pacific Premier Bancorp
Thursday, January 23, 2025, 12:00 PM ET

Steve Gardner
Great. Thanks, Ron. And I'll wrap up with a few comments as we move into the New Year. With the new administration and a more encouraging outlook, we have an increased confidence to grow the balance sheet in what is expected to be a more business friendly environment for our clients. The prospects of potential deregulation leading to increased productivity is expected to have a meaningful impact on our ability to generate new loan production as we work to gain market share.

In terms of capital allocation, in the near term, we are committed to maintaining our dividend at the current level. And while earnings may be muted during the early part of 2025, our focus is to redeploy excess liquidity into more loans to grow and generate further earnings power. Moreover, we begin this year with good momentum and high levels of capital with a steadfast focus on reinvesting in the business to support organic growth. We believe we are entering a more constructive environment that should provide greater growth opportunities and better demand for credit. We have significant optionality to capitalize on any attractive opportunities that may arise.

That said, as always, we are exploring a multitude of capital deployment options to act opportunistically and maximize shareholder value, which could include select loan purchases and participations to complement organic growth, further reduction of higher cost funding sources, including time deposits and the repayment of subordinated debt, strategic balance sheet restructurings in the form of exiting lower yielding CRE loans or securities, or share repurchases as we have roughly $100 million of capacity under our current authorization.

On the M&A front, we remain open to a broad range of strategic transactions that will maximize long term value for our shareholders. We firmly believe in the benefits of scale and that is best achieved through effectively structured M&A agreements. Thus, we remain actively engaged in pursuing attractive partners and remain agnostic to which side of a transaction we are on.

On behalf of the Board of Directors and our entire executive leadership team, I want to thank every one of our colleagues for their dedication to Pacific Premier.

That concludes our prepared remarks, and we would be happy to answer any questions. Gary, please open up the call for questions.

QUESTION AND ANSWER

Operator
We will now begin the question and answer session. To ask a question, you may press star, then one on your telephone keypad. If you are using a speakerphone, please pick up the handset before pressing the keys. To withdraw your question, please press star, then two. At this time, we will pause momentarily to assemble our roster.

The first question comes from Matthew Clark with Piper Sandler. Please go ahead.

Matthew Clark
Hey, good morning, everyone.

Pacific Premier Bancorp
Thursday, January 23, 2025, 12:00 PM ET

Steve Gardner
Good morning, Matthew.

Matthew Clark
Just a few quick ones around the margin, if you had the average margin in the month of December and then kind of thoughts on the near-term margin here in 1Q and where you might -- where you think you might exit 2025, given your growth prospects and where -- what you're doing on the funding side?

Ron Nicolas
Hey, Matthew. Our December net interest margin was 3.03 -- so 3.03%. And I would anticipate our first quarter margin is going to be right around where we're at now. At least, that's what we're thinking right as we sit here today. We've had some -- obviously, some positive things come about with lower funding costs. But as we talked a little bit about, we saw some higher yielding loans prepay off earlier in the quarter, but then we got some -- I think we've got some yield back here in the latter part with the originations and some of these purchases. So, kind of net-net, we're kind of thinking it's going to be right around this level for the first quarter. And then as we move throughout 2025, we'll be able to improve on both sides of that equation, Matthew.

Matthew Clark
Okay. Fair enough. And then on the comp expense, it looks like there was a reversal of comp accruals. Can you just quantify how much that was and kind of what we should anticipate for merit increases in 1Q?

Ron Nicolas
Yeah, we had -- there was a few dynamics that happened here in the fourth quarter. We had just overall lower staffing through the entire quarter. I think we finished the second quarter at about 1,350 people, and our third quarter came down, and then we stayed pretty much flat. So that gave rise to lower overall incentives for the full year, if you will, lower benefit costs, lower compensation costs. So, we had a little bit of a windfall in that respect here in the fourth quarter. The first quarter, our budget's around 3%. We'll probably see a couple million dollars there increasing as well as with the payroll taxes, and then we'll get back to a more normalized run rate.

Matthew Clark
Okay, great. And then last one for me - just on the loan purchases, saw the types of things you purchased, but can you just give us some more color on what you would like to purchase on the margin kind of incremental in terms of yield and type of assets?

Steve Gardner
Sure. It's really, again, we use this tactically to supplement the production. And as the team ramps up further, and depending upon market conditions, we continue to look to acquire non-CRE, although we're not completely opposed to CRE purchases as long as it met our risk adjusted return thresholds, structure, price and the like. So, we'll continue to look at a variety of product types. But again, it's within that spectrum of where our expertise lies in C&I, commercial real estate and the like.

Matthew Clark
Great. Thank you.
Pacific Premier Bancorp
Thursday, January 23, 2025, 12:00 PM ET

Operator
The next question is from Gary Tenner with D.A. Davidson. Please go ahead.

Gary Tenner
Thanks. Good morning. On the topic--

Steve Gardner
--Good morning, Gary.

Gary Tenner
Good morning. On the topic of being kind of not anti CRE, can you talk about how -- if your view on that's changed at all here? You've got your CRE concentration ratio just a tick over 300 right now, the first time you've been down to that level since the Opus acquisition a few years ago. So, has that -- does getting to that level materially change your appetite or view of that segment?

Steve Gardner
No. It doesn't materially change it. But I think that, one, we wanted to work that down over time. Historically, we had done that more rapidly following acquisitions just principally because our primary focus is on banking, small businesses, middle market clients, and that typically led to much greater activity on the C&I side. And then certainly just the dynamics that occurred with the pandemic post Opus acquisition and just the high-quality nature of our business clients, we just saw rapid pay downs in those areas. And given our expertise in the multifamily, that is what we originated during that period of time. But we certainly wanted to bring that concentration down. And certainly, there were a lot of uncertainties over the last couple of years on how CRE would perform. I think some of those have abated, but not fully. And that's really stemming from what we saw with the Fed beginning to remove the tightness in Fed funds rate last year with the 100 basis points decline. We'll see where that goes from here. But in addition to that, we were pretty confident in the performance of our own loan portfolio, and we've certainly seen that, very strong asset quality metrics across the board.

Just all of that adds up, and we're just a bit more constructive here today. We're willing to add a little bit to it, but we certainly rather -- we're not going to be growing it significantly or materially.

Gary Tenner
Great. Appreciate the thoughts there. And then as it relates to kind of the rebuilding in the wake of the wildfires, do you think that, as we move to the back half of the year, you actually see a tangible benefit to growth? I've had some people suggest it could be an extended period of time until there's even building permits issued as far as the rebuild just because of the amount of cleanup that has to be done. What are the thoughts around that?

Steve Gardner
Yeah. No, I think that the cleanup is going to be significant. And just certainly, the tightness in the construction trades in the industry overall right now, finding those individuals. But I think it's encouraging hearing the policymakers, political leaders at the local and state levels seeming to be very committed to temporarily suspending or removing a lot of this red tape that has existed
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for a long period of time that frankly has led to this underbuilding and underdevelopment of housing in the state and that that will hopefully benefit here those individuals that have been impacted.

So, we'll see how things evolve here, and I think that we are in a very unique position with our capital levels, with our knowledge, experience on the construction side, banking businesses and consumers, and again, right within our own neighborhood that we expect to be very active in helping our communities rebuild.

Gary Tenner
Great. Thanks. And Ron, just a quick bookkeeping question. Can you give us the total ACL, including the allowance for unfunded commitments at year end?

Ron Nicolas
I don't have that off the top of my head here, Gary. Let me get back to you on that.

Gary Tenner
Okay. Thank you.

Ron Nicolas
Uh-huh.

Operator
The next question is from Chris McGratty with KBW. Please go ahead.

Chris McGratty
Great. Steve, kind of a two-part question about the effects of what happened in November in the election. Maybe a comment on the increased optimism business friendly? You touched upon in your prepared remarks, and I've got a follow-up on that. Thanks.

Steve Gardner
Sure. No, I think that, broadly, the increased level of optimism from business owners were a combination of factors. Again, the Fed beginning to reduce the Fed funds rate I think was a piece of that. Two, just getting the election behind us and the smooth peaceful transfer of power was important. And then I think widely expected is just a more constructive business friendly environment that clients are sensing, and where they have been reluctant to invest, I think they're -- just all of those factors have played into a bit more of an optimistic viewpoint on their outlook. And that's what they're indicating to us, and that's what we're certainly sensing from the conversations that we're having with business owners and investors.

Chris McGratty
That's great. Thank you. And my follow-up, maybe a comment on how M&A conversations have evolved in the last maybe 90 days, if there's been any change, given bank stocks are working a little bit more and just as a growing optimism for the economy and deregulation?

Steve Gardner
Yeah, I think, certainly, conversations have picked up a little bit given that -- I think we all widely expect that the muted levels of M&A we've seen over the last couple of years that -- as the regulators seem to become a bit more open to transactions and widely expected that they could
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move through the process a bit more smoothly, that's created also a level of optimism, and we are actively pursuing opportunities.

Chris McGratty
That's great. Thank you.

Operator
The next question is from Andrew Terrell with Stephens. Please go ahead.

Andrew Terrell
Hey, good morning.

Ron Nicolas
Good morning, Andrew.

Andrew Terrell
Ron, I got to ask on the just the margin quickly. I think you said you were expecting $2 million to $3 million of swap income in the first quarter. Can you just remind us how much you recognized in the fourth quarter?

Ron Nicolas
About $4 million was recognized in the fourth quarter, Andrew.

Andrew Terrell
Okay. And then I wanted to ask, on some of the purchase strategy, for the C&I loans, I think your C&I book was up $170 million or so this quarter. Was any of that SNCS, and can you just quantify, I might have missed it, just how much of the C&I was purchased, how much of the single family was purchased this quarter?

Steve Gardner
I don't have the exact amounts here on me. I mean, there's certainly -- and Ron may have. There are some SNCS in there in and other loan types that we've purchased and/or participated in. As we mentioned, predominantly investment quality assets.

Ron Nicolas
Andrew, it was $400 million on the C&I side and about $115 million round numbers on the SFR.

Andrew Terrell
Got it. Okay. And then I wanted to ask on -- just back on the deposits quickly, I think you mentioned the spot rate 172 at year end on total deposits. I guess I'm just curious, does that 172, do you feel like there's more room to go in terms of repricing customer deposits absent any future rate decreases here kind of the first half of the year, or does that 172 really incorporate kind of all the actions you took post prior Fed meetings?

Steve Gardner
No, we think there's some opportunity to continue to push deposit costs down as we grow quality relationships that lead to low-cost transaction accounts.

Ron Nicolas
Pacific Premier Bancorp
Thursday, January 23, 2025, 12:00 PM ET

Yeah, we're seeing most of the pricing benefit on the time deposits. We have seen some on the transaction or the non-maturity deposits. Our deposit beta overall is running around 35% to 40%, but we're seeing higher on that time than we are on the non-maturity, although albeit again. So, there's some opportunity, some mix opportunity, as Steve indicated. But obviously, we'll see how it plays out with the Fed and their -- our cost, of course, is already lower than the average, yeah, relatively speaking. So, we have a little bit of room to give with the Fed funds lowering, whereas some folks who are right -- their cost of deposits being much closer to -- much higher, they've immediately started to take advantage of those initial Fed cuts, Andrew.

Andrew Terrell
Yeah, yeah, okay. That makes sense. If I could sneak one more in just on the deposit expense in the OpEx line. There was a little bit of moderation this quarter, but I think my sense was that a lot of these were -- or this was pretty rate sensitive and might come down more than it did. I'm just curious, for the conversations you're having with clients around ECR rate and the deposit operating expense you're paying, does that feel more competitive as you have those conversations than your more traditional clients?

Steve Gardner
I mean, generally, there's a good chunk of that that's related to our community association, HOA banking team. And over the last couple of years, we've seen some -- just crazy frankly pricing by some folks that indicate to us at least a level of desperation. And it's just never been a game that we would play or enter. We focused on long term and keeping our deposit costs low and -- but at the same time, remaining competitive where we can. So, we'll see as we move through the year what options we have there to push some of those costs down.

Andrew Terrell
Okay. Thank you for taking the questions.

Operator
The next question is from David Feaster with Raymond James. Please go ahead.

David Feaster
Hi, good morning, everybody.

Steve Gardner
Good morning, David.

David Feaster
Just starting on the loan side, it seems like if I'm hearing you correctly, we're expecting organically to at least keep things stable and supplement the growth with pool purchases to kind of be the driver of growth. I guess, what do you think it'll take to get organic growth to support that low-to mid-single digit pace of growth that you were talking about and maybe alleviate the need for purchases or participations? Do you have the team in place to do that? Are you interested in additional hires to maybe get where you're trying to go?

Steve Gardner
No. We have the team in place. And I think it's -- look, as -- we really became obviously -- our market position improved. We did that from conscientiously in during the summer. And so, the pipeline began to build from that point. And so, we're still, to an extent, a little bit in the early
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stages. But we're encouraged by how engaged and the level of activity that we're seeing from our bankers and the opportunities that they're coming across. So, we'll see. It somewhat depends on the level of paydowns and payoffs that we see in the portfolio. And I fully expect, again, depending upon market conditions within the next couple of quarters, that the team should be funding -- we should be originating the product ourselves, and we'll just tactically utilize loan purchases, participations here along the way.

David Feaster
Okay. Terrific. And then just curious, what are you seeing on the new loan yield front? It seems like you're increasingly willing to compete on rate to drive growth, still getting really attractive yields, pushing 7%, and yields held up pretty well despite Fed cuts. I'm just curious, looking forward, how do you think about the loan yields and repricing, taking into consider kind of the fixed rate repricing that you got on the book coming up this year and especially in 2026 and 2027. You got the swap headwind gone. So, I'm just kind of curious how you think about the pace of yield improvement, given some of these dynamics.

Steve Gardner
I think it remains to be seen what does the Fed do one way or the other. But right now, the yield on the new originations is pretty attractive, in the high 6s, and same thing with some of the product that we purchased. So, we're pretty encouraged. Also, we have a chunk of the multifamily and CRE that's repricing here this year. And hopefully, we can retain much of that. We've seen an unusual dynamic here over the last couple of years. As soon as those loans had moved to that adjustable rate and much higher, borrowers were just paying us off with all cash or sometimes, less extent, moving to another institution to finance it.

So, I think we're encouraged here more so than we have been in the past about the ability to reprice the loan portfolio up over time. That's not going to happen overnight. But we're fairly constructive at this point.

David Feaster
Okay. That's great. And then just, we touched on some of the capital priorities, notably the M&A side. Just curious kind of how you think about -- obviously, dividend -- maintaining the dividend's top priority, got some organic growth on the horizon. How do you think about buybacks or additional restructurings?

Steve Gardner
I mean, I think, as I mentioned, that we're looking at a multitude of options. We're regularly assessing it. It comes with impacts, both positive and negative, if you will, and you've got to take all of those into consideration. And then you're making assumptions about the future, the ability to grow organically, to redeploy that liquidity and the like. So, we'll continue to reassess it. And we'll -- as I mentioned, we include that in the stock buybacks, as well.

David Feaster
Correct. Thanks, everybody.

Operator
The next question is a follow-up from Matthew Clark with Piper Sandler. Please go ahead.

Matthew Clark
Pacific Premier Bancorp
Thursday, January 23, 2025, 12:00 PM ET

Yeah, thanks. Just on the sub debt, can you remind us when that reprices and whether or not you would either refinance that or just pay it off? I mean, that's the only -- those are the only borrowings you have left on the balance sheet?

Steve Gardner
That's correct. I mean, one of them repriced last year or moved to adjustable rate. The other one, I believe, in June. June, right, Ron?

Ron Nicolas
That is correct. Yeah, June.

Steve Gardner
Yeah. Look, we're looking at that, as well, considering refinancing it, considering paying it off, considering leaving in place, all of those various options, we're looking at, modeling and discussing internally.

Matthew Clark
Okay. Thank you.

CONCLUSION

Operator
This concludes our question-and-answer session. I would like to turn the conference back over to Steven Gardner for any closing remarks.
Steve Gardner
Great. Thank you, Gary, and thank you all for joining us today.
Operator
The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.

Pacific Premier Bancorp
Thursday, January 23, 2025, 12:00 PM ET